99.31

KonaRed Corporation Offers Glimpse
Into Its California Bottling Facility
With New Website Videos

February 4, 2014. Kalaheo, Hawaii - KonaRed Corporation (www.KonaRed.com ) (OTCBB: KRED), developers of the powerful Hawaiian Coffee Fruit wellness beverage which is sold in select Whole Foods, Safeway, Sprouts, 7-Eleven, and many other retail outlets throughout the U.S. and Canada, has posted five videos of the facility in Riverside County, California where its bottling takes place — which is in close proximity to its San Clemente, California distribution center — offering a behind-the- scenes look at the automated assembly line bottling of KonaRed products as they are prepared for distribution. The videos can be accessed at KonaRed’s website at http://www.konared.com/videos- images/. The announcement was made today by Mr. Shaun Roberts, CEO of KonaRed Corporation.

The videos showcase production of KonaRed Original in different areas of the bottling facility such as label application using a sleeving machine, conveyors for transporting product to and from turntables or other packaging lines, bottle unscramblers, shrink wrapping, and pallet packaging. KonaRed’s co-packer and bottler is Aseptic Solutions USA, which is owned by Glanbia PLC. Aseptic Solutions bottling facility is located in Corona, CA, which is in Riverside County.

About KonaRed Corporation KonaRed Corporation is in the business of bringing the health and wellness attributes of Hawaiian Coffee fruit to the masses. KonaRed Corporation has developed an innovative, state of the art, proprietary process that produces antioxidant-packed extracts and powders from Hawaiian Coffee Fruit which are used in its Antioxidant Juices, Organic Green Teas, and On-the-Go Packs, as well as ingredients which can be added to food, beverages, and nutritional products. The company is headquartered in Kalaheo, Hawaii, and its products are sold in select Whole Foods, Albertsons, Safeway, Sprouts, Wal-mart, 7- Eleven, and many other retail outlets throughout the US and Canada. For Investor Relations information about the company, contact IR@KonaRed.com. For Media Inquiries, contact PR@KonaRed.com.

Notice Regarding Forward-Looking Statements Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward- looking statements include, among other things, references to KonaRed’s benefiting from its relationship with VDF, and that its potential has grown because of the VDF agreements. Actual results could differ due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products and operating as a development stage company, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, competition in the industry in which we operate, our possible inability to protect our intellectual property, our possible infringement of intellectual property of other parties, the restrictions on our business we agreed to, and market conditions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by applicable law. Investors should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

Contact: KonaRed Corporation Investor Relations
Email: IR@KonaRed.com
Website: www.KonaRed.com